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TONY RIDDER AND PETER CURRIE ELECTED TO SUN MICROSYSTEMS'

BOARD OF DIRECTORS

SANTA CLARA, CALIF. -- November 6, 2006 -- Sun Microsystems, Inc. (NASDAQ: SUNW) today announced that Tony Ridder and Peter Currie have been elected to the company's board of directors. Ridder, a chief executive in the newspaper and internet publishing industry for over 40 years, will join Sun's Leadership Development and Compensation Committee and Currie, a 28-year corporate finance veteran, will join Sun's Audit Committee.

"As Sun continues to define the future of network computing, we have added two industry thought leaders to our board. Tony Ridder and Peter Currie each bring a unique perspective in publishing, internet economics, corporate governance and finance to Sun's corporate board. We are proud to welcome them to our leadership roster during this important time of growth and development in our business," said Jonathan Schwartz, CEO of Sun Microsystems, Inc.

Ridder is the former chairman and chief executive officer of Knight Ridder. He was named chairman and CEO of Knight Ridder in 1995, served as company president beginning in 1989 and joined the corporate staff as president of the Newspaper Division in 1986. Ridder began his career with Knight Ridder when he joined the American News in Aberdeen, S.D., in 1962. Ridder serves on the advisory board of the Center for Economic Policy Research at Stanford University, is a trustee of the Silicon Valley Leadership Group and is a past chairman of the Newspaper Association of America.
Ridder also currently serves on the Board of Directors of The McClatchy Company, the second-largest newspaper company in the United States. Ridder holds a bachelor's degree in economics from the University of Michigan.

Currie is president of Currie Capital LLC. In addition to becoming a member of Sun's board of directors, Currie also serves on the boards of CNET and Safeco and sits on the audit committees of both companies. Currie was formerly executive vice president and chief financial officer of both Netscape and McCaw Cellular. Currie holds a bachelor's degree in economics from Williams College and a master's degree in business administration from Stanford University.

About Sun Microsystems, Inc.

A singular vision -- "The Network Is The Computer"(TM) -- guides Sun in the development of technologies that power the world's most important markets. Sun's philosophy of sharing innovation and building communities is at the forefront of the next wave of computing: the Participation Age. Sun can be found in more than 100 countries and on the Web at sun.com.

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